                                                                    EXHIBIT 99.1

Contact:   KCSA Worldwide
           Todd Fromer            Lewis Goldberg
           Investor Relations     Media Relations
           212-896-1215           212-896-1216
           tfromer@kcsa.com       lgoldberg@kcsa.com

                SOURCE INTERLINK ANNOUNCES RECORD FOURTH QUARTER
                              AND YEAR-END RESULTS

COMPANY PROVIDES PRO-FORMA FINANCIAL RESULTS FOLLOWING MERGER WITH ALLIANCE
                                 ENTERTAINMENT

BONITA SPRINGS, FL, APRIL 18, 2005 - SOURCE INTERLINK COMPANIES (NASDAQ: SORC), a premier provider of family entertainment content products and marketing services, today announced pro-forma financial results from continuing operations for the fourth quarter and fiscal year ended January 31, 2005. Financial results exclude charges related to plant relocations, the write-off of deferred loan costs associated with bank re-financing and the loss on a sale of property the company was no longer occupying. Results of continuing operations exclude the Deyco business, which was sold in the fourth quarter.

For fiscal year 2005, revenue from continuing operations climbed 12.9% to a record $356.6 million compared to $315.8 million in the previous fiscal year. Revenue from continuing operations excludes Deyco revenue of $13.4 and $17.3 million for fiscal year 2005 and 2004, respectively. Including the revenue from the Deyco operation prior to the sale, revenue for the 2005 fiscal year would have been $370.0 million.

Net income from continuing operations on a pro-forma basis increased 45.2% to $17.5 million, or $0.70 per diluted share, from $12.0 million, or $0.61 per diluted share. Earnings per share for the year and quarter benefited from the elimination of allowances on tax assets related to net operating loss carry forwards. This benefit was partially offset by unexpectedly high costs to achieve compliance with Sarbanes Oxley and interest and consolidation costs related to acquisitions that were not added back to pro-forma results. The elimination of the tax allowance was required due to improved operating results, three years of historical operating profits and improved outlook for future operating results, which are generally considered the determining factors under established accounting procedures.

Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA), on a pro-forma basis, was $26.7 million compared to $23.6 million in the prior fiscal year, an increase of 13.1%.

A reconciliation of the GAAP financial results to pro-forma amounts follows (in thousands, except earnings per share data):

                                                                             YEAR ENDED
                                                                -----------------------------------
                                                                    1/31/2004           1/31/2005
                                                                ----------------      -------------
Income from continuing operations, net of taxes                 $         10,163      $      13,062
Relocation charges*                                                        1,270              2,180
Write off of deferred financing costs*                                       632              1,277
Loss on sale of property*                                                      -                959
                                                                ----------------      -------------
Pro-forma                                                       $         12,065      $      17,478
                                                                ================      =============

Diluted shares                                                            19,866             24,833
EPS                                                             $           0.61      $        0.70

* Amounts shown net of tax using fiscal year effective rate

For the quarter, revenue from continuing operations climbed 38.3% to a record $96.8 million compared to $70.0 million in the same period last year. Revenue from continuing operations excludes Deyco revenue of $4.4 million for the fourth quarter of 2004. Net income from continuing operations on a pro-forma basis increased 156.2% to $6.1 million, or $0.24 per diluted share, from $2.4 million, or $0.11 per diluted share. EBITDA, on a pro-forma basis, climbed 37.5% to $6.6 million from $4.8 million in corresponding period a year earlier.

See table below for reconciliation of GAAP financial results to pro-forma amounts (in thousands, except earnings per share data):

                                                                              QUARTER ENDED
                                                                   -----------------------------------
                                                                       1/31/2004           1/31/2005
                                                                   ----------------      -------------
Income from continuing operations, net of taxes                    $          2,400      $       4,336
Relocation charges*                                                               -                854
Write off of deferred financing costs*                                            -                  -
Loss on sale of property*                                                         -                959
                                                                   ----------------      -------------
Pro-forma                                                          $          2,400      $       6,149
                                                                   ================      =============

Diluted shares                                                               20,995             25,498
EPS                                                                $           0.11      $        0.24

* Amounts shown net of tax using fiscal year effective rate

On March 1, 2005, Source Interlink announced the completion of its merger with Alliance Entertainment Corp., a leading provider of logistical and distribution services to retailers of home entertainment content products including DVDs, CDs and related merchandise, in a tax free, share-for-share transaction.

Pro-forma results combine the pro-forma results from Source Interlink Companies, Inc. reported above and the unaudited pro-forma results of Alliance Entertainment Corp. for their year ended December 31, 2004. Pro-forma revenue for the fiscal year totaled $1.30 billion. Pro-forma income from continuing operations, net of taxes for the fiscal year was $45.1 million, or $0.87 per diluted share. Pro-forma revenue for the fourth quarter totaled $407.8 million. Pro-forma net income for the fourth quarter was $21.2 million, or $0.40 per diluted share. Pro-forma EBITDA for the combined companies was $68.8 for the fiscal year just ended.

The following table combines the historical pro-forma results of the two entities (in thousands except earnings per share data):

                                                            YEAR ENDED                         QUARTER ENDED
                                                 --------------------------------       ------------------------------
                                                  1/31/2004           1/31/2005         1/31/2004          1/31/2005
                                                 ------------        ------------       ----------        ------------
Revenue

Source                                           $    315,791        $    356,644       $   70,018        $     96,849
Alliance                                              850,009             942,942          307,499             310,900
                                                 ------------        ------------       ----------        ------------
Pro-forma                                        $  1,165,800        $  1,299,586       $  377,517        $    407,749
                                                 ------------        ------------       ----------        ------------
Income from continuing operations, net of
taxes

Source                                           $     12,065        $     17,478       $    2,400        $      6,149
Alliance*                                              20,157              27,594           12,384              15,080
                                                 ------------        ------------       ----------        ------------
Pro-forma                                        $     32,222        $     45,072       $   14,784        $     21,229
                                                 ------------        ------------       ----------        ------------

Diluted shares                                         46,627              52,073           48,218              52,793
EPS                                              $       0.69        $       0.87       $     0.31        $       0.40

* Amounts shown net of tax using Source's fiscal year effective rate for comparison purposes

Leslie Flegel, Source Interlink Chairman and Chief Executive Officer, said, "Fiscal 2005 was an unprecedented year for our company. The strategic vision established by our management team was executed, and the proof of our success is evident in the numbers. We began fiscal 2005 with revenue of approximately $315.8 million from continuing operations and, following the merger with Alliance, have a current run rate of approximately $1.3 billion. We recently announced the signing of a letter of intent to acquire Chicago-based Chas. Levy Circulating Co., one of the principal magazine wholesalers in the United States. We also expect to sign a separate 10-year marketing and service agreement with Levy Home Entertainment, LLC, which provides our company immediate penetration in the book distribution business without significant capital investment. These two transactions are expected to add approximately $400 million in annual revenue.

Source Interlink's Magazine Fulfillment division reported revenue from continuing operations of $280.2 million in fiscal 2005 compared to $238.5 million in the year-earlier period, an increase of 17.5%. Revenue in the fourth quarter from continuing operations rose 46.7% to $78.8 million from $53.7 million in the year-earlier period. Pro-forma operating profit for the division for fiscal 2005 was $18.6 million or 6.6% compared to $16.0 million or 6.7% for fiscal 2004. For the quarter just ended, pro-forma operating profit was $5.0 million or 6.4%.

In-Store Services reported revenue of $54.1 million in fiscal 2005 versus $58.6 million in the previous fiscal year. Revenue in the quarter was $14.1 million compared to $12.2 million in the fourth quarter of fiscal 2004. The company's acquisition of the magazine rebate management and information businesses of PROMAG Retail Services, LLC in August 2004 was slightly accretive to fiscal 2005 results. In fiscal 2005, pro-forma operating profit for the division was $16.3 million or 30.1% compared to $16.4 million or 28.0% for fiscal 2004. Pro-forma operating profit was $4.6 million or 32.8% in the fourth quarter.

In fiscal 2005, Wood Manufacturing reported revenue of $22.4 million compared to $18.7 million reported in fiscal 2004. Revenue in the fourth quarter was $3.9 million compared to $4.1 million in the same period last year. Operating profit for the division for fiscal 2005 was $2.3 million or 10.2% compared to $1.0 million or 5.2% for fiscal 2004. Wood Manufacturing showed a $300,000 loss in the fourth quarter or (7.7%).

"In a short period of time, Source Interlink has evolved into a major marketing, merchandising and fulfillment company of entertainment content products. Our strong retailer relationships and superior market breadth provide the ability to help meet the consumer entertainment needs for every household in America. In addition to expanding our presence in magazine distribution, we have already begun to leverage our broad operations by introducing DVDs at leading supermarkets including Farm Fresh, Weis Markets, and Penn Traffic, on check out fixtures manufactured by Source Interlink, including our new `Entertainment Centers,' an innovative merchandising display for the sale of CDs, DVDs, magazines and books. We will continue our efforts to maximize operating synergies, domestic and overseas, through the integration of operations and to deliver outstanding returns for our shareholders.

Flegel concluded, "Source Interlink currently enjoys the most robust operating platform in its 10-year history as a public entity. The company we have built today provides exceptional long-term growth opportunities in the entertainment content products industry as well as the necessary financial strength for management to continue to execute its business plan. Results for fiscal 2005 demonstrate our ability to effectively penetrate the multi-billion dollar mainstream magazine distribution market and capitalize on various cross-selling opportunities to improve profits while substantially expanding our operations. Our company has made tremendous strides over the past 15 months and we are extremely excited about our future prospects for strong long-term growth."

Source Interlink will broadcast live via the Internet its fourth quarter and year-end conference call for fiscal year 2005 today at 4:30 p.m. Eastern Time to discuss financial results, business developments and future outlook. To listen to the call, please go to www.earnings.com. A replay of the web cast will be available for 30 days.

ABOUT SOURCE INTERLINK

Source Interlink Companies is a premier provider of family entertainment content products, including DVDs, CDs, magazines, and books as well as related marketing services. The company's fully integrated businesses include:

- Distribution, Fulfillment and Category Management of entertainment products for major retail chains throughout North America and direct-to-consumers via the Internet

-     Import and Export of periodicals sold in more than 60 countries worldwide

- Coordination of product selection and placement for impulse items sold at checkout counters

- Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase

- Design, manufacture and installation of wire fixtures and custom wood displays in major retail chains

With $1.3 billion in annual revenue, Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information, please visit the company's website at www.sourceinterlink.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) market acceptance of and continuing retail demand for magazines, books, DVDs, CDs and other home entertainment products; (ii) our ability to realize operating efficiencies, cost savings and other benefits from recent and pending acquisitions, (iii) an evolving market entertainment media, (iv) the ability to obtain product in sufficient quantities; (v) adverse changes in general economic or market conditions; (v) the ability to attract and retain employees; (vi) intense competition in the marketplace and (vii) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 18, 2005.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

Tables follow:

                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

Quarter ended January 31,                                                   2005                2004
                                                                       ------------         ----------
Revenues                                                               $     96,849         $   70,016
Costs of revenues                                                            70,522             50,933
                                                                       ------------         ----------
Gross profit                                                                 26,327             19,083
Selling, general and administrative expense                                  15,371             12,259
Fulfillment freight                                                           5,823              3,386
Relocation expenses                                                             897                  -
Loss on sale of land and building                                             1,122                  -
                                                                       ------------         ----------
Operating income                                                              3,114              3,438
                                                                       ------------         ----------
Other income (expense)
            Interest expense, net                                              (548)              (790)
            Other                                                               (12)               295
                                                                       ------------         ----------
Total other income (expense)                                                   (560)              (495)
                                                                       ------------         ----------
Income from continuing operations before income taxes and
discontinued operation                                                        2,554              2,943
Income tax (benefit) expense                                                 (1,783)               543
                                                                       ------------         ----------
Income from continuing operations before discontinued operation               4,337              2,400
Loss from discontinued operation, net of tax                                 (1,268)               (68)
                                                                       ------------         ----------
Net income                                                             $      3,069         $    2,332
                                                                       ============         ==========
Earnings per share - diluted
   Continuing operations                                               $       0.17         $     0.11
   Discontinued operations                                                    (0.05)             (0.00)
                                                                       ------------         ----------
Total                                                                          0.12               0.11
                                                                       ------------         ----------
Weighted average of shares outstanding - diluted                             25,498             20,998
                                                                       ============         ==========

                        SOURCE INTERLINK COMPANIES, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)

Fiscal year ended January 31,                                        2005         2004
                                                                  ---------    ---------
Revenues                                                          $ 356,644    $ 315,791
Costs of revenues                                                   258,851      229,748
                                                                  ---------    ---------
Gross profit                                                         97,793       86,043
Selling, general and administrative expense                          55,130       50,538
Fulfillment freight                                                  21,067       16,381
Relocation expenses                                                   2,450        1,730
Loss on sale of land and building                                     1,122            -
                                                                  ---------    ---------
Operating income                                                     18,024       17,394
                                                                  =========    =========
Other income (expense)
            Interest expense, net                                    (2,895)      (3,934)
            Other                                                       161          393
                                                                  ---------    ---------
Total other income (expense)                                         (2,734)      (3,541)
                                                                  ---------    ---------
Income from continuing operations before income taxes and
discontinued operation                                               15,290       13,853
Income tax expense                                                    2,228        3,690
                                                                  ---------    ---------
Income from continuing operations before discontinued operation      13,062       10,163
Loss from discontinued operation, net of tax                           (980)        (115)
                                                                  ---------    ---------
Net income                                                        $  12,082    $  10,048
                                                                  =========    =========
Earnings per share - diluted
   Continuing operations                                          $    0.53    $    0.52
   Discontinued operations                                            (0.04)       (0.01)
                                                                  ---------    ---------
Total                                                             $    0.49    $    0.51
                                                                  ---------    ---------

Weighted average of shares outstanding - diluted                     24,833       19,866
                                                                  =========    =========

                        SOURCE INTERLINK COMPANIES, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

January 31,                                                               2005               2004
                                                                     -------------        ----------
Cash                                                                 $       1,387        $    4,963
Trade receivables                                                           48,078            41,834
Purchased claim receivable                                                   2,006             5,958
Inventories                                                                 16,868            17,241
Income tax receivable                                                        2,275             2,067
Deferred tax asset                                                           2,302             2,915
Advance under magazine export agreement                                          -             6,830
Other                                                                        3,349             2,536
                                                                     -------------        ----------
                                                                            76,265            84,344
Property, Plant and Equipment (Net)                                         22,331            18,563
Goodwill, net                                                               71,600            45,307
Intangible                                                                  16,126             7,931
Other                                                                       11,431             7,956
                                                                     -------------        ----------
      Total Assets                                                         197,753           164,101
                                                                     -------------        ----------

Checks issued against future advances on revolving credit
facilities                                                                   1,951            14,129
Accounts payable and accrued expenses                                       25,274            44,741
Deferred revenue                                                             2,205             1,680
Other                                                                           19               317
Current maturities of debt                                                   5,630             4,059
                                                                     -------------        ----------
                                                                            35,079            64,926
Debt, less current liabilities                                              34,139            31,541
Other                                                                          852               560
                                                                     -------------        ----------
     Total Liabilities                                                      70,070            97,027

Equity                                                                     127,683            67,074
                                                                     -------------        ----------
     Total Liabilities and Equity                                    $     197,753        $  164,101
                                                                     =============        ==========